Exhibit 99.1


      Waste Connections Completes Redemption of 5.5% Convertible
                          Subordinated Notes

    FOLSOM, Calif.--(BUSINESS WIRE)--April 14, 2004--Waste Connections, Inc. (NYSE:WCN) today announced that it has completed the redemption of its $150 million aggregate principal amount, 5 1/2% Convertible Subordinated Notes due 2006 (the "Notes"). Holders of the Notes chose to convert a total of $123,648,000 principal amount of the Notes into approximately 3.25 million shares of Waste Connections common stock at a price of $38.03 per share, or approximately 26.295 shares per $1,000 principal amount of Notes, plus cash in lieu of fractional shares. Waste Connections will redeem the balance of $26,352,000 principal amount of the Notes at a redemption price of $1,022.00 per $1,000 principal amount of Notes. All holders of the Notes also received accrued interest of $27.50 per $1,000 principal amount of Notes.
    In connection with the redemption, Waste Connections expects to record a pre-tax charge in the second quarter of approximately $3.2 million ($2.0 million net of taxes) related to the write-off of unamortized issuance costs associated with the Notes and the premium paid for redeemed Notes.
    Ronald J. Mittelstaedt, Chairman and Chief Executive Officer of Waste Connections, said, "Our strong financial performance and capital structure provided us the ability to redeem the Notes prior to maturity. This redemption immediately reduces our fully diluted share count by approximately 690,000 shares and provides us the flexibility to consider additional alternatives to maintain an appropriate capital structure going forward. This redemption also reduces our cash interest expense by approximately $7.5 million on an annualized basis given current interest rates on our credit facility."
    Waste Connections, Inc. is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western and Southern U.S. The Company serves more than one million commercial, residential and industrial customers from a network of operations in 23 states. Waste Connections, Inc. was founded in September 1997 and is headquartered in Folsom, California. For more information, visit the Waste Connections web site at www.wasteconnections.com.

    Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. Waste Connections' business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) difficulties in making acquisitions, acquiring exclusive contracts and generating internal growth may cause Waste Connections' growth to be slower than expected; (2) Waste Connections' growth and future financial performance depend significantly on its ability to integrate acquired businesses into its organization and operations; (3) Waste Connections' acquisitions may not be successful, resulting in changes in strategy, operating losses or a loss on sale of the business acquired; (4) Waste Connections competes for acquisition candidates with other purchasers, some of which have greater financial resources than it does, and these other purchasers may be able to offer more favorable acquisition terms, thus limiting Waste Connections' ability to grow through acquisition; (5) timing of acquisitions may cause fluctuations in Waste Connections' quarterly results, which may cause its stock price to decline; (6) rapid growth may strain Waste Connections' management, operational, financial and other resources;
(7) Waste Connections may be unable to compete effectively with governmental service providers and larger and better capitalized companies, which may result in reduced revenues and lower profits; and
(8) Waste Connections may lose contracts through competitive bidding, early termination or governmental action, which would cause its revenues to decline. These risks and uncertainties, as well as others, are discussed in greater detail in Waste Connections' filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. There may be additional risks of which Waste Connections is not presently aware or that it currently believes are immaterial which could have an adverse impact on its business. Waste Connections makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

    CONTACT: Waste Connections, Inc.
             Worthing Jackman, 916-608-8200
             worthingj@wasteconnections.com